Exhibit 10.2

MEMBERSHIP INTEREST PURCHASE AGREEMENT

Among

EnerVest Energy Institutional Fund XI-A, L.P.

and

EnerVest Energy Institutional Fund XI-WI, L.P.

(collectively, “Seller”)

and

EV Properties, L.P.

(“Buyer”)

and

EnerVest Mesa, LLC

(“Company”)

Dated: September 2, 2015

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ARTICLE XIV Definitions		50

Section 14.01	Definitions	50

Section 14.02	Definitions	53

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SCHEDULES

Schedule 2.08	Legal Proceedings; Governmental Orders
Schedule 2.10	Compliance with Laws; Permits
Schedule 2.12	Payout Balances
Schedule 2.13(b)	Wells; Allocated Values
Schedule 2.13(b)(1)	Leases
Schedule 2.14	Undisclosed Liabilities
Schedule 2.15	Absence of Certain Changes, Events and Conditions
Schedule 2.16	Material Contracts
Schedule 2.17	Title to Assets; Real Property
Schedule 2.18	Condition and Sufficiency of Facilities
Schedule 2.23	Outstanding Capital Commitments
Schedule 2.24	Financial and Product Hedging Contracts
Schedule 2.25	Insurance
Schedule 2.27	Powers of Attorney, Authorized Signatories, Registered Agents

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of September 2, 2015, is entered into among EnerVest Energy Institutional Fund XI-A, L.P., a Delaware limited partnership (“EnerVest Institutional Fund”), and EnerVest Energy Institutional Fund XI-WI, L.P., a Delaware limited partnership (“EnerVest Working Interest Fund,” which together with EnerVest Institutional Fund, are collectively called “Seller” and each is a “Seller Party”), EV Properties, L.P., a Delaware limited partnership (“Buyer”), and EnerVest Mesa, LLC, a Texas limited liability company and wholly owned subsidiary of Seller (“Company”). Each of Buyer, Seller and Company is sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS:

WHEREAS, Seller owns all of the membership interests (the “Membership Interests”) of the Company, which are uncertificated; and

WHEREAS, the Company is engaged in the business of ownership and operation of certain oil and gas interests which, together with the properties appurtenant thereto and the other assets owned by the Company, are more fully described on Exhibit A and defined herein as the “Assets”;

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Membership Interests, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

Purchase and Sale

Section 1.01         Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Membership Interests free and clear of all Encumbrances.

Section 1.02         Effective Time. The purchase and sale of the Membership Interests shall be effective as of July 1, 2015, at 12:01 a.m. (the “Effective Time”).

Section 1.03         Purchase Price. The aggregate purchase price for the Membership Interests (the “Purchase Price”) shall be Sixty One Million Five Hundred Thousand Dollars ($61,500,000.00) subject to adjustment pursuant to Section 1.05. The Purchase Price paid for the Membership Interests will be allocated in accordance with the value of the Wells. Schedule 2.13(b) shall set forth the allocated value for each Well (such amount being referred to herein as the “Allocated Value” with respect to each line item on Schedule 2.13(b). The Parties hereto have accepted the Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but otherwise make no representation or warranty as to the accuracy of such values.

Section 1.04         Deposit. Contemporaneously with the execution of this Agreement, Buyer has deposited into a joint control account at Cadence Bank (the “Deposit Bank”) an amount equal to ten percent (10%) of the Purchase Price (the “Deposit”). The Deposit, plus any interest accrued thereon, shall be held and distributed by the Deposit Bank, in accordance with joint signature checks, drafts, or wire transfer instructions duly executed and delivered to the Deposit Bank by Buyer and Seller for purposes of effectuating the other provisions of this Agreement pertaining to the Deposit. In the event that the transaction contemplated hereby is not consummated in accordance with the terms hereof, then the Deposit, plus any interest accrued thereon, shall be applied in accordance with the provisions of Section 12.03. In the event that the transaction contemplated hereby is consummated in accordance with the terms hereof, then the Deposit shall be applied to the Purchase Price to be paid by Buyer at Closing. For the avoidance of doubt, Buyer and Seller shall execute and deliver, or shall cause to be executed and delivered, from time to time such further documents, agreements or instruments, and shall take such other actions as any Party may reasonably request, to deliver the Deposit, plus any interest accrued thereon, to Buyer or Seller, in connection with the Closing or the provisions of Section 12.03.

Section 1.05         Adjustments and Credits to Purchase Price.

(a)          The Purchase Price shall be adjusted upward by the following:

(i)          an amount equal to the posted price in the relevant field as of the date of the execution of this Agreement of all merchantable liquid Products produced from or attributable to the Assets which are in storage above the pipeline connection as of the Effective Time and which have not been sold by or on behalf of the Company prior to the Closing, less an amount equal to all royalties, overriding royalties, taxes, gravity adjustments and other amounts deducted in the ordinary course and consistent with past practices by the purchaser of such Products;

(ii)         the amount of all ad valorem, property, production, excise, severance and similar taxes based upon or measured by the ownership of the Oil and Gas Assets or the production of Products or the receipt of proceeds therefrom, expenditures and other charges (excluding delay rentals), including, without limitation, prepaid expenses and expenses billed under applicable operating agreements (and, in the absence of an operating agreement, expenses of the sort customarily billed under such agreements), that are paid by or on behalf of the Company prior to the Closing Date and that, in accordance with generally accepted accounting principles, are attributable to the ownership or operation of the Oil and Gas Assets from and after the Effective Time;

(iii)        without duplication of adjustments made in accordance with Section 1.05(a)(i) above, net proceeds received by or on behalf of the Company on or after the Closing Date from the sale of Products produced from or attributable to the Oil and Gas Assets prior to the Effective Time and other proceeds received by or on behalf of the Company after the Closing Date relating to the ownership or operation of the Oil and Gas Assets that, in accordance with generally accepted accounting principles, are attributable to periods prior to the Effective Time;

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(iv)        overhead charges applicable to the operation of the Oil and Gas Assets during the period from the Effective Time to the Closing Date, which shall be Eighty Nine Thousand Dollars ($89,000.00) per month, pro-rated for each period of less than a month based upon a 30-day month; and

(v)         any other amount agreed upon by the Parties in writing or set forth in this Agreement as an adjustment to the Purchase Price.

(b)          The Purchase Price shall be adjusted downward by the following:

(i)          the amount of all ad valorem, property, production, excise, severance and similar taxes based upon or measured by the ownership of the Oil and Gas Assets or the production of Products or the receipt of proceeds therefrom, expenditures and other charges (excluding delay rentals), including, without limitation, prepaid expenses and expenses billed under applicable operating agreements (and, in the absence of an operating agreement, expenses of the sort customarily billed under such agreements), that are paid by or on behalf of the Company on or after the Closing Date and that, in accordance with generally accepted accounting principles, are attributable to the ownership or operation of the Oil and Gas Assets prior to the Effective Time;

(ii)         net proceeds received by or on behalf of the Company prior to the Closing Date from the sale of Products produced from or attributable to the Oil and Gas Assets from and after the Effective Time and other proceeds received by or on behalf of the Company prior to the Closing Date relating to the ownership or operation of the Oil and Gas Assets that, in accordance with generally accepted accounting principles, are attributable to periods from and after the Effective Time;

(iii)        an amount equal to ad valorem, property and similar taxes based upon or measured by the ownership of the Oil and Gas Assets that are attributable to periods of time prior to the Effective Time and which remain unpaid as of the Closing Date, which amounts shall, to the extent not actually assessed, be computed based on such taxes for the preceding tax year (such amount to be prorated for the period of Seller’s ownership before and Buyer’s ownership after the Effective Time);

(iv)        an amount equal to the sum of all adjustments to the Purchase Price:

(1)         pursuant to Section 5.03 in respect of Title Defects; and

(2)         pursuant to Section 6.03 in respect of Adverse Environmental Conditions;

(v)         to the extent but only to the extent that the overhead charges applicable to the operation of the Oil and Gas Assets during the period from the Effective Time to the Closing Date exceed Eighty Nine Thousand Dollars ($89,000.00) per month (the “Overhead Cap”) , pro-rated for each period of less than a month based upon a 30-day month, the amount of the excess over the Overhead Cap; and

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(vi)        any other amount agreed upon by the Parties in writing as set forth in this Agreement as an adjustment to the Purchase Price.

(c)          At least three (3) Business Days prior to the Closing, Seller shall prepare and submit to Buyer a settlement statement (the “Preliminary Settlement Statement”) setting forth each adjustment and credit to the Purchase Price pursuant to this Section 1.05, using for such adjustments the best information then reasonably available. Prior to the Closing, Buyer may notify Seller of any objections to the Preliminary Settlement Statement; provided, however, that Buyer's failure to notify Seller of objections prior to the Closing shall not be deemed a waiver thereof. The Parties shall use their reasonable efforts to agree on a final Preliminary Settlement Statement no later than one (l) day prior to the Closing. The Purchase Price, adjusted as provided in the Preliminary Settlement Statement, is referred to herein as the “Preliminary Purchase Price.” If Buyer and Seller are unable to agree upon the final Preliminary Settlement Statement, then the Preliminary Purchase Price shall be as provided in a final Preliminary Settlement Statement acceptable to Seller, and such dispute shall be resolved in the course of the post-Closing adjustments pursuant to Section 9.01.

Section 1.06         Payment of Preliminary Purchase Price. The Preliminary Purchase Price (after giving effect to the Deposit, which shall be delivered to Seller from the joint control account at the Deposit Bank in accordance with Section 1.04) shall be payable at the Closing in cash by wire transfer in accordance with such wire transfer instructions as Seller may deliver to Buyer at least two (2) Business Days prior to the Closing.

ARTICLE II
Representations and Warranties of Seller

Each Seller Party, as applicable, represents and warrants severally, not jointly, to Buyer solely as to such Seller Party, as of the date hereof and as of the Closing Date, as follows:

Section 2.01         Organization and Authority of Seller. EnerVest Institutional Fund is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. EnerVest Institutional Fund has full limited partnership power and authority to enter into this Agreement and the other Transaction Documents to which EnerVest Institutional Fund is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. EnerVest Working Interest Fund is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. EnerVest Working Interest Fund has full limited partnership power and authority to enter into this Agreement and the other Transaction Documents to which EnerVest Working Interest Fund is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The general partner of each of the EnerVest Institutional Fund and the EnerVest Working Interest Fund is duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is duly qualified to carry on its business and to own and operate oil and gas properties in each jurisdiction in which the Oil and Gas Assets are located. This Agreement has been, and, if the Closing occurs, the documents to be executed and delivered by each of the EnerVest Institutional Fund and the EnerVest Working Interest Fund at the Closing will be, duly authorized, executed and delivered on behalf of each Seller Party, and this Agreement constitutes, and, if the Closing occurs, the documents to be executed and delivered by each Seller Party at the Closing will be, the legal, valid and binding obligation of each Seller Party, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization and other laws for the protection of creditors.

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Section 2.02         Formation, Authority and Qualification of the Company. The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State Texas, and the Company is duly licensed or qualified to do business and is in good standing in New Mexico. The Company is duly qualified, licensed, as necessary, and has full limited liability company power to carry on its business and to own, operate and lease oil and gas properties in each jurisdiction in which the Oil and Gas Assets are located and to carry on its business as it has been and is currently being conducted and is in good standing in such jurisdictions. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

Section 2.03         Company Capitalization.

(a)          The membership interests of the Company are uncertificated and are owned 68.9992% by EnerVest Institutional Fund and 31.0008% by EnerVest Working Interest Fund. All of the Membership Interests have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller Party, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Membership Interests, free and clear of all Encumbrances.

(b)          All of the Membership Interests were issued in compliance with applicable Laws. None of the Membership Interests were issued in violation of any agreement, arrangement or commitment to which Seller Party or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)          There are no outstanding or authorized options, warrants, convertible or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the membership interests of the Company or obligating Seller Party or the Company to issue or sell any membership interests of, or any other interest in, the Company. The Company does not have any outstanding or authorized membership interest appreciation, phantom membership interests, profit participation or similar rights. There are no voting trusts, member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

Section 2.04         Company Subsidiaries.      The Company does not own, directly or indirectly, any equity or long-term debt securities of any Person.

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Section 2.05         No Conflicts; Consents. The execution, delivery and performance by Seller Party of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of limited partnership or incorporation (as may be the case), by-laws or other organizational documents of Seller Party or the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller Party or the Company; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller Party or the Company is a party or by which Seller Party or the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller Party or the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 2.06         Brokers. Seller Party has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

Section 2.07         Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to Seller Party’s Knowledge, threatened against Seller Party or Company.

Section 2.08         Legal Proceedings; Governmental Orders. Except as set forth in Schedule 2.08 of the Disclosure Schedules, there are no lawsuits (other than lawsuits of general applicability to the oil and gas industry), actions, proceedings or governmental investigations or inquiries pending, or to Seller Party’s Knowledge, threatened (a) against or by the Company or affecting any of its properties or Assets (or by or against Seller Party or any Affiliate thereof and relating to the Company); (b) against or by the Company, Seller Party or any Affiliate of Seller Party that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement; or (c) against any current or former employee of the Company arising out of such employee’s affiliation with the Company.

Section 2.09         Taxes.

(a)          The Company is a disregarded entity for income Tax purposes. As of the date of this Agreement, the Seller has filed all required Tax Returns, and will file all required Tax Returns that are due on or before the Closing Date, provided however, that the Seller shall not file any Tax Return on or before the Closing Date without first permitting the Buyer to review any such Tax Return. All Tax Returns filed by the Seller have been timely filed and were correct and complete as filed or subsequently amended. All Taxes owed by the Seller or with respect to the Assets have been timely paid in full.

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(b)          The Company or Seller on behalf of the Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any former employee or any current or former independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)          No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)          No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e)          There have been no deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority.

(f)          The Company is not a party to any Action by any taxing authority. There are no pending or to the Seller’s Knowledge threatened Actions by any taxing authority.

(g)          There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the Assets.

(h)          The Company is not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(i)          The Company is not a party to, or bound by, any closing agreement or offer in compromise with any taxing authority.

(j)          No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(k)          The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by Contract or otherwise.

(l)          The Company has not agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. The Company has not taken any action that could defer a Liability for Taxes of the Company from any Pre-Closing Tax Period to any Post-Closing Tax Period.

(m)          The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(n)          The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

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Section 2.10         Compliance With Laws; Permits. The Company has complied, and is now complying, with all Laws applicable to the business, properties or Assets of the Company (excluding, however, Environmental Laws, which are addressed in Section 2.11). The Company has not received notice of any actual, alleged or potential violation of any applicable Law that has not otherwise been cured to the satisfaction of the Governmental Authority issuing such notice. The Company holds and has in full force and effect all material Permits and, with respect to any of the Oil and Gas Properties that are not operated by the Company, to the Seller Party’s Knowledge, the operator of such Oil and Gas Properties holds, to the extent legally required, all required Permits (the “Operator Permits”). The Company is, and their businesses and operations have been conducted, in compliance in all material respects with the terms of the Permits, and, to the Seller Party’s Knowledge, there has not occurred any default under any of the Operator Permits. To the Seller Party’s Knowledge, no event has occurred or circumstance exists that would reasonably be expected to constitute or result in the revocation, withdrawal, suspension, cancellation, modification or termination of any Permit or Operator Permit or to result in any fine or other enforcement Action. All applications required to have been filed for the renewal of any Permit that expires on or prior to the Closing Date have been timely filed with the appropriate Governmental Authorities. Schedule 2.10 of the Disclosure Schedules lists each Permit that terminates or expires within one hundred twenty (120) days of the date of this Agreement based on notices of termination or renewal received by the Company.

Section 2.11         Environmental Matters. To Seller Party’s Knowledge, the Company (i) is in material compliance with all Environmental Laws applicable to the Oil and Gas Assets, (ii) neither such Seller Party nor the Company has received notice of any violation of, or investigation relating to, any federal, state or local laws with respect to pollution or protection of the environment relating to the Oil and Gas Assets and (iii) has obtained all environmental Permits required in connection with the ownership and operation of the Oil and Gas Assets, and has complied with and is in material compliance with all such Permits. There has been no release of any hazardous materials on, at, under, to or about (i) the Oil and Gas Assets, (ii) any property formerly owned, operated or leased by Company, during the time of such ownership, operation or lease, or (iii) any location where hazardous materials from the operations or activities of Company have come to be located; and no facts, circumstances or conditions exist with respect to Company or any property currently or formerly owned, operated or leased by Company that could reasonably be expected to result in Company incurring any liabilities under Environmental Law.

Section 2.12         Payout Balances. There are no Assets that are subject to a payout schedule that may impact Buyer’s Working Interest or Net Revenue Interest as set forth on Schedule 2.12 after the Effective Time.

Section 2.13         Oil and Gas Leases and Interests.

(a)          All Leases are in full force and effect, and Company is not in default with respect to any of its material obligations thereunder. All rentals, royalties, overriding royalty interests and other payments due and owing by the Company under each of the Leases have been timely and accurately paid, except amounts that are being held in suspense as a result of title issues in circumstances that do not provide any third party a right to terminate any such Lease.

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(b)          Schedule 2.13(b) of the Disclosure Schedules lists (i) all Wells owned by the Company, (ii) all Working Interests, all Net Revenue Interests and mineral interests related thereto, and (iii) the Allocated Value of each Well. Schedule 2.13(b)(1) of the Disclosure Schedules lists all Leases owned by the Company. The Company, as applicable, has Defensible Title to the Wells and the Leases and to the mineral interests set forth on Schedules 2.13(b) and 2.13(b)(1) of the Disclosure Schedules (each, an “Oil and Gas Property” and, collectively, the “Oil and Gas Properties”). Except as set forth in Schedule 2.08 of the Disclosure Schedules, there are no Actions pending or, to Seller Party's Knowledge, threatened that, if determined adversely to the Company, would result in a discrepancy between (A) all Working Interests, all Net Revenue Interests and mineral interests related thereto and (B) all Working Interests, all Net Revenue Interests and mineral interests related thereto stated in Schedule 2.13(b) for such Wells.

(c)          There are no obligations of the Company (other than implied obligations under Leases concerning protection from drainage and further development that are customary in the oil and gas industry) that require the drilling of additional wells or other material development operations in order to earn or to continue to hold all or any portion of the Oil and Gas Properties, and the Company has not been advised in writing by a lessor of any requirements or demands to drill additional wells on any of the Oil and Gas Properties, which requirements or demands have not been resolved.

(d)          There are no preferential rights to purchase all or any portion of the Oil and Gas Properties that are triggered by the Transactions.

Section 2.14         Undisclosed Liabilities. Except as otherwise disclosed in Schedule 2.14 of the Disclosure Schedules, the Company does not have any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except those which have been incurred in the ordinary course of business consistent with past practice and which are not, individually or in the aggregate, material in amount.

Section 2.15         Absence of Certain Changes, Events and Conditions. Since December 31, 2014, and other than in the ordinary course of business consistent with past practice and/or except as disclosed in Schedule 2.15 of the Disclosure Schedules, there has not been, with respect to the Company, any:

(a)          event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)          amendment of the organizational documents of the Company;

(c)          split, combination or reclassification of any membership interests of the Company;

(d)          issuance, sale or other disposition of any of the Company’s membership interests or other equity interest, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) the Company’s membership interests or other equity interests;

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(e)          declaration or payment of any dividends or distributions on or in respect of the Company’s capital membership interests or redemption, purchase or acquisition of the Company’s membership interests or other equity interests;

(f)          material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(g)          entry into any Contract that would constitute a Material Contract;

(h)          incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current Liabilities incurred in the ordinary course of business consistent with past practice;

(i)          transfer, assignment, sale or other disposition of any of the Assets or cancellation of any debts or entitlements;

(j)          material damage, destruction or loss (whether or not covered by insurance) to its property;

(k)          any capital investment in, or any loan to, any other Person;

(l)          acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(m)          any material capital expenditures;

(n)          imposition of any Encumbrance upon the Company’s properties, membership interests or Assets, tangible or intangible;

(o)          grant of any bonuses, whether monetary or otherwise, or any general wage, salary or compensation increases in respect of its officers;

(p)          entry into or termination of any employment agreement or collective bargaining agreement, written or oral, or modification of the terms of any such existing agreement;

(q)          any loan to, or entry into any other transaction with, any of its officers;

(r)          entry into a new line of business or abandonment or discontinuance of existing lines of business;

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(s)          adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(t)          purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of One Hundred Thousand Dollars ($100,000.00) individually (in the case of a lease, per annum) or Five Hundred Thousand Dollars ($500,000.00) in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(u)          acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(v)         adoption, amendment, modification or termination of any bonus, profit sharing, incentive, severance, retention, change in control or other plan, Contract or commitment for the benefit of any of its officers (or any such action taken with respect to any other Benefit Plan);

(w)          action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax Liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period;

(x)          reduction or write-down by the Company in the reserve estimated for the Leases;

(y)          any termination or entering into any hedging positions (including fixed price controls, collars, swaps, caps, hedges and puts); or

(z)          any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 2.16         Material Contracts.

(a)          Schedule 2.16 of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any real property (including without limitation, brokerage Contracts) listed or otherwise disclosed in Schedules 2.13(b) and 2.13(b)(1) of the Disclosure Schedules, being “Material Contracts”):

(i)          each Contract of the Company involving aggregate consideration in excess of Fifty Thousand Dollars ($50,000.00) and which, in each case, cannot be cancelled by the Company without penalty or without more than sixty (60) days’ notice;

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(ii)         all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)        all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)        all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)         all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi)        all Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without penalty or without more than thirty (30) days’ notice;

(vii)       except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(viii)      all Contracts with any Governmental Authority to which a the Company is a party;

(ix)         all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)          any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xi)         all Contracts between or among the Company on the one hand and Seller Party or any Affiliate of Seller (other than the Company ) on the other hand;

(xii)        all Oil and Gas Contracts;

(xiii)       all Contracts granting preferential rights to purchase any Lease;

(xiv)      all tax partnerships to which the Company is a party or to which any of its Assets are bound; and

(xv)       any other Contract that is material to the Company and not previously disclosed pursuant to this Section 2.16.

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(b)           Each Material Contract is valid and binding on the Company and, to the Seller Party’s Knowledge, the other party thereto, in accordance with its terms and is in full force and effect. None of the Company or, to Seller Party’s Knowledge, any other party thereto, is in breach of or default under (or is alleged to be in breach of or default under), in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 2.17         Title to Assets; Real Property.

(a)          Schedule 2.17 of the Disclosure Schedules is a list of all items of real or tangible personal property owned or held by the Company with a value of Fifty Thousand Dollars ($50,000.00) or more or that are otherwise material to the operations of the Company, other than the Oil and Gas Properties.

(b)          Other than the Oil and Gas Properties, all leases and other agreements pursuant to which the Company leases or otherwise acquires or obtains operating rights affecting any real or personal property are in good standing, valid and effective, and all rentals and other payments due by the Company to any lessor under any such leases or other agreements have been timely paid by the Company.

(c)          All material operating equipment of the Company is in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, and suitable for the purposes for which such equipment was constructed, obtained or currently being used.

Section 2.18         Condition and Sufficiency of Facilities. Except as set forth in Schedule 2.18 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company, including the Facilities, are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property, including Facilities, is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property, including Facilities, currently owned or leased by the Company, together with all other properties and Assets of the Company, are sufficient for the continued conduct of the Company’ business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

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Section 2.19         Employee Benefit Matters. The Company has no employees and no “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, and no other benefit, retirement, employment, compensation (including deferred compensation), bonus, incentive, equity, membership interests option, restricted membership interests, membership interests appreciation right, phantom equity, change in control, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or other arrangement, that is sponsored, maintained or contributed to by the Company, whether or not reduced to writing, in effect and covering one or more former employees and the beneficiaries and dependents of any such former employee of the Company, or with respect to which the Company has any liability (contingent or otherwise) (collectively, the “Benefit Plans”).

(a)          No event has occurred and no condition exists that could reasonably be expected to subject the Company to any material Tax, fine, lien, penalty or other liability imposed by ERISA or the Code. No non-exempt “prohibited transaction” (as that term is defined under Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Benefit Plan.

(b)          Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) entitle any former employee or current or former service provider of the Company to any severance or other payment (including golden parachute) under any Benefit Plan or (ii) cause any amounts payable under any Benefit Plan to fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(c)          There have been no acts or omissions by the Company under Section 409A or Section 457A of the Code for which the Company may be liable with respect to a nonqualified deferred compensation plan (within the meaning of Section 409A or Section 457A of the Code).

Section 2.20         Employment Matters. There are no employees of the Company. All wages, compensation, commissions, bonuses, reimbursements, severance payments and other amounts due and payable to former employees or current or former consultants, or contractors of the Company for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Company with respect to such payments.

(a)          The Company is not a party to, or bound by, any collective bargaining or other Contract with a labor organization.

(b)          The Company is and has been in compliance in all material respects with (i) all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations and collective bargaining, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, health and safety, workers’ compensation, leaves of absence, unemployment insurance and the payment of withholding or payroll taxes and (ii) all obligations under any employment agreement, consulting agreement, severance agreement, collective bargaining agreement or any similar employment or labor-related agreement or understanding. All individuals characterized and treated by the Company as consultants or contractors are properly treated as independent contractors under all applicable Laws. There are no Actions against the Company pending or which have been resolved within the past three (3) years, or to the Seller Party’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any former employee or current or former consultant or independent contractor of the Company, including, without limitation, any claim relating to the issues set forth in (i) and (ii) above or any other employment related matter arising under applicable Laws.

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(c)          No executive officer of the Company is subject to any noncompete, nonsolicitation, nondisclosure, confidentiality, employment, consulting or similar agreement relating to, affecting or in conflict with the present or proposed business activities of the Company and, to Seller Party’s Knowledge, no executive officer of the Company has taken steps or is otherwise planning to terminate his or her employment with the Company for any reason (or no reason), including the consummation of the transactions contemplated by this Agreement.

(d)          During the preceding three years, the Company has not effectuated a “plant closing” or “mass layoff” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility. No former employee of the Company has experienced an “employment loss” as defined by the WARN Act or any similar applicable Law, requiring notice to employees in the event of a closing or layoff, within the past ninety (90) days.

Section 2.21         Indebtedness. The Company has no Indebtedness.

Section 2.22        Books and Records. The minute books and stock record books of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings and material actions taken by written consent of, the shareholders, members, the board of directors or managers and any committees thereof of the Company, and no meeting, or material action taken by written consent, of any such shareholders, members, board of directors, managers or committee thereof has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 2.23        Outstanding Capital Commitments. Except as set forth on Schedule 2.23 of the Disclosure Schedules, as of the date of this Agreement, there are no currently outstanding and effective authorizations for expenditures with respect to the Oil and Gas Assets that would require the Company to make or incur capital expenditures.

Section 2.24         Financial and Product Hedging Contracts. Except as set forth on Schedule 2.24, Company has no outstanding financial and product hedging contracts (including fixed price controls, collars, swaps, caps, hedges and puts).

Section 2.25         Insurance. Schedule 2.25 of the Disclosure Schedules lists and briefly describes each insurance policy maintained by the Company (the “Insurance Policies”) and sets forth the date of expiration of each such Insurance Policy. The Company has made available to Buyer complete and correct copies of the Insurance Policies listed on Schedule 2.25 of the Disclosure Schedules. Neither the Company nor Seller Party has received or has notice of pending or threatened termination or substantial premium increases with respect to any Insurance Policy, and the Company is in compliance in all material respects with all terms and conditions contained therein. Except as set forth on Schedule 2.25 of the Disclosure Schedules, all Insurance Policies will be in full force and effect immediately after the Closing.

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Section 2.26         Proprietary Rights. The Company has ownership of, or sufficient rights to use, all trademarks, copyrights, patents and other intellectual property necessary in their respective business. To the Seller Party’s Knowledge, the operation of the respective business of the Company does not infringe any patent, copyright, trademark or other intellectual property rights of others, and, the Company has not received any notice from any third party of any such alleged infringement by the Company. The Company owns no issued patents, pending patent applications, registered copyrights, registered trademarks or other formal intellectual property rights other than such common law trademark rights that the Company may have with respect to its name. To the Seller Party’s Knowledge no other Person is infringing upon or misappropriating any intellectual property of the Company.

Section 2.27         Powers of Attorney, Authorized Signatories, Registered Agents. Schedule 2.27 of the Disclosure Schedules lists (i) the names and addresses of all Persons holding powers of attorney on behalf of the Company, (ii) the names of all banks and other financial institutions in which the Company currently has one or more bank accounts or safe deposit boxes, along with the account numbers and the names of all Persons authorized to draw on such accounts or to have access to such safe deposit boxes, and (iii) all registered agents of the Company by jurisdiction.

Section 2.28         Related Party Transactions. No officer or manager of the Company owns or holds, directly or indirectly, any controlling interest in, or is an officer, director, manager, employee or consultant of any Person that is a competitor (other than a Person that is an Affiliate of Buyer), lessor, lessee, customer or supplier of the Company. No officer, member, or manager of the Company (i) has any claim, charge, Action or cause of action against the Company, (ii) has made, on behalf of the Company, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any member owning more than three percent (3%) of the outstanding membership interests of the Company or any officer or manager of the Company is a partner, member or stockholder, (iii) has an outstanding loan or other indebtedness to the Company, and (iv) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company.

Section 2.29         Disclosure Schedules. Any fact, circumstance or matter disclosed on any of the schedules to this Agreement shall be deemed to qualify each and all of Seller's representations and warranties to the extent that it is readily apparent that such fact, circumstance or matter disclosed on such schedule is applicable to such other representation or warranty and, if such requirement is satisfied, Buyer shall not be entitled to claim that any such fact, circumstance or matter constitutes a breach of any of Seller's representations or warranties contained herein.

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ARTICLE III
Representations and Warranties of Buyer

Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

Section 3.01         Organization and Authority of Buyer. Buyer is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware; and the general partner of Buyer is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has full limited partnership power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 3.02         No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of limited partnership, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under applicable Securities and Exchange Commission and NYSE regulations.

Section 3.03         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

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Section 3.04         Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to the knowledge of Buyer, threatened against Buyer.

Section 3.05         Investment Purpose. Buyer is acquiring the Membership Interests solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Membership Interests are not registered under the Securities Act and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities Laws and regulations, as applicable. Buyer is an experienced oil and gas company and experienced in oil and gas operations. Buyer has entered into this Agreement on the basis of its own independent judgment and analysis. Buyer is in the business of purchasing and owning oil and gas properties. In acquiring the Membership Interests, Buyer is acting in the conduct of its own business and not under any specific contractual commitment to any third party, or any specific nominee agreement with any third party, to transfer to, or to hold title on behalf of, such third party, with respect to all or any part of the Membership Interests.

Section 3.06         Sufficiency of Funds. Buyer will have at the Closing all funds necessary to pay the Preliminary Purchase Price and any other amounts contemplated by this Agreement. Buyer's ability to consummate the transactions contemplated hereby is not contingent on its ability to secure financing or to complete any public or private placement of securities prior to or upon Closing.

Section 3.07         Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 3.08         Disclaimer of Representations and Warranties.

(a)          BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE ASSETS OWNED BY THE COMPANY, EXPRESS OR IMPLIED OTHER THAN AS SPECIFICALLY SET FORTH IN THIS AGREEMENT INCLUDING, BUT NOT LIMITED TO, RELATING TO THE CONDITION OF ANY REAL OR IMMOVABLE PROPERTY, PERSONAL OR MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING PART OF THE ASSETS INCLUDING, WITHOUT LIMITATION: (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY; (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS; (iv) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE; (v) ANY IMPLIED OR EXPRESS WARRANTY, INCLUDING WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT; (vi) ANY IMPLIED WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, INCLUDING, WITHOUT LIMITATION, NATURALLY OCCURRING RADIOACTIVE MATERIAL OR ASBESTOS, OR PROTECTION OF THE ENVIRONMENT OR HEALTH. EXCEPT FOR BUYER'S REMEDIES WITH RESPECT TO ADVERSE ENVIRONMENTAL CONDITIONS AS PROVIDED IN ARTICLE VI HEREIN, IT IS THE EXPRESS INTENTION OF BUYER AND SELLER THAT THE REAL OR IMMOVABLE PROPERTY, PERSONAL OR MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES OWNED BY THE COMPANY SHALL REMAIN IN THEIR PRESENT CONDITION AND STATE OF REPAIR. BUYER REPRESENTS TO SELLER THAT BUYER WILL MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS WITH RESPECT TO THE REAL OR IMMOVABLE PROPERTY, PERSONAL OR MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES AS BUYER DEEMS APPROPRIATE AND, EXCEPT FOR BUYER'S REMEDIES WITH RESPECT TO ADVERSE ENVIRONMENTAL CONDITIONS AS PROVIDED IN ARTICLE VI HEREIN, BUYER WILL ACCEPT MEMBERSHIP INTERESTS OF THE COMPANY WITH KNOWLEDGE THAT THE ASSETS OF THE COMPANY WILL REMAIN IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

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(b)          SELLER HEREBY EXPRESSLY NEGATES AND DISCLAIMS, AND BUYER HEREBY WAIVES AND ACKNOWLEDGES THAT SELLER HAS NOT MADE, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO: (i) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO BUYER BY OR ON BEHALF OF SELLER; OR (ii) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GEOLOGICAL OR GEOPHYSICAL DATA OR INTERPRETATIONS, OR THE QUALITY, QUANTITY, RECOVERABILITY OR COST OF RECOVERY.

ARTICLE IV
Covenants

Section 4.01          Conduct of Business Prior to the Closing.

(a)          From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller and the Company shall (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use their reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, Seller and Company shall:

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(i)          pay their debts, Taxes and other obligations when due, provided however, that the Company shall not file any Tax Return on or before the Closing Date without first permitting the Buyer to review any such Tax Return;

(ii)         maintain the properties and Assets owned, operated or used by the Company, including the Oil and Gas Properties, in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(iii)        defend and protect their properties and Assets from infringement or usurpation;

(iv)        perform all of their obligations under all Contracts relating to or affecting its properties, Assets or business;

(v)         maintain their books and records in accordance with past practice;

(vi)        comply in all material respects with all applicable Laws;

(vii)       not (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, membership interests, property or otherwise) in respect of, any of the Company’s membership interests or other equity interests (other than cash dividends in the ordinary course of business consistent with past practice), (B) effect any reorganization or recapitalization or split, combine or reclassify any of its membership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for the membership interests, or (C) directly or indirectly offer to or purchase, redeem, retire or otherwise acquire any membership interests or any other rights, warrants or options to acquire any such membership interests or other securities;

(viii)      not offer, issue, deliver, sell, grant, pledge, transfer or otherwise encumber or dispose of or subject to any Encumbrance or limitation on voting rights (A) any membership interests of the Company, (B) any securities convertible into or exchangeable for, or any options, warrants, commitments or rights of any kind to acquire, any such membership interests, voting securities or convertible or exchangeable securities or (C) any “phantom” membership interests, “phantom” membership interests rights, membership interests appreciation rights or membership interests-based performance units;

(ix)         not take or permit any action that would cause any of the changes, events or conditions described in Section 2.15 to occur, including incurring, assuming or guaranteeing any indebtedness for borrowed money (except unsecured current Liabilities incurred in the ordinary course of business consistent with past practice);

(x)          use commercially reasonable efforts to operate in all material respects in the ordinary course of business and in material compliance with all applicable Laws, maintain insurance as now in force with respect to the Oil and Gas Properties (unless simultaneously with the cancellation or lapse of any such insurance obtain replacement policies providing equal or greater coverage under the terminated or lapsed policies for substantially similar premiums and on substantially similar terms and conditions) and pay or cause to be paid all costs and expenses incurred in connection therewith promptly when due;

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(xi)         not (A) grant to any officer of the Company any increase in compensation or pay any officer of the Company any bonus or other benefit, (B) establish, adopt, enter into, amend or terminate (1) any bonus, severance, retention, profit sharing or other benefit or welfare plan, (2) any employment, change in control, retention or similar agreement or (3) any collective bargaining agreement, or other labor union agreement or (C) create any Benefit Plan, collective bargaining agreement or other labor union agreement or (D) grant any severance or termination pay;

(xii)        not commit to participate in the drilling of any new well without advance written consent of Buyer;

(xiii)       not make or commit to other new (i.e., operations not existing as of the date hereof) operations on their respective Oil and Gas Properties the cost of which is in excess of Fifty Thousand Dollars ($50,000.00) (other than in case of emergency or as may otherwise be required to prevent injury or damage to Persons, property or the environment or to comply with applicable Law or any Material Contract), net to the Company’s interests, in any single instance, without the advance written consent of Buyer, which consent or non-consent must be given by Buyer within the lesser of (x) ten (10) days of Buyer’s receipt of the notice from the Company or (y) three-fourths (3/4) of the applicable notice period within which the Company is contractually obligated to respond to third parties to avoid a deemed election by the Company regarding such operation, as specified in the Company’s notice to Buyer requesting such consent, and any failure by Buyer to consent or non-consent within such specified period shall be deemed to be a consent by Buyer;

(xiv)      use commercially reasonable efforts to maintain and keep their Oil and Gas Properties and any Permits related to the Oil and Gas Properties in full force and effect, except where such failure is due to the failure to participate in an operation that Buyer does not timely approve;

(xv)       not increase the rate of production with respect to any Well except increases in the ordinary course of business;

(xvi)      not grant or create any preferential right or consent with respect to their Oil and Gas Properties or enter into or extend or expand any area of mutual interest agreement or similar agreement that would be binding on the Company or Buyer after Closing;

(xvii)     not enter into any Hydrocarbon sales, supply, exchange, processing or transportation Contract with respect to any applicable Oil and Gas Property that is not terminable without penalty or detriment on notice of sixty (60) days or less;

(xviii)    not voluntarily relinquish their respective position as an operator with respect to any applicable Oil and Gas Property;

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(xix)       not enter into any Material Contract or renewal of, modification to or amendment to, or terminate any Material Contract, or waive, delay the exercise of, assign or release any material rights or claims thereunder, except as otherwise permitted above in this Section 4.01, or enter into or amend in any material manner any agreement or commitment with any former or present officer of the Company, or with any Affiliate of any of the foregoing Persons, except as otherwise contemplated in this Agreement;

(xx)        not make or commit to make any capital expenditures or issue any new “authorization for expenditure,” in either case in excess of Fifty Thousand Dollars ($50,000.00) or make or commit to make any individual operating expenditure in excess of Fifty Thousand Dollars ($50,000.00) without advance written consent of Buyer;

(xxi)       unless requested to do so by Buyer, not terminate or enter into any new financial or product hedging contracts (including fixed price controls, collars, swaps, caps, hedges and puts); or

(xxii)      not commit to do any of the foregoing.

Notwithstanding the foregoing, Buyer’s consent shall not be required for actions that the Company reasonably believes to be necessary or advisable to avert or reduce imminent danger to the life or health of any Person or Persons, to prevent or mitigate any imminent material violation of Environmental Laws, including any Release or threatened Release of materials of environmental concern, or to prevent or mitigate any imminent loss of or damage to any material Facilities or other property of the Company and for which action or actions, time is of the essence. The Company shall notify Buyer promptly after taking any such action.

(b)          The Company shall report periodically to Buyer regarding the status of its business, operations and financial condition, such reporting to include any changes in production, transportation or processing imbalances with respect to the Oil and Gas Properties.

Section 4.02         Notice of Certain Events.

(a)          From the date hereof until the Closing, each of Buyer, the Company and Seller shall promptly notify the other in writing of:

(i)          any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by either Party hereunder not being true and correct, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Article VII to be satisfied;

(ii)         any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)        any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

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(iv)        any Actions commenced or, to a Party’s knowledge, threatened against, relating to or involving or otherwise affecting the Party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or that relates to the consummation of the transactions contemplated by this Agreement.

(b)          In the event that a Party delivers notice to another Party of an event that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, such event shall not constitute a Material Adverse Effect provided that it is cured by the notifying Party no later than ten (10) days after notice of such event is provided to the other Party.

(c)          A Party’s receipt of information pursuant to this Section 4.02 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by a Party in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 4.03         Access to Assets, Personnel and Information. From the date hereof until the Closing, the Company shall afford to Buyer and its Representatives full and complete access, to the extent permitted by applicable privacy Laws, including during extended business hours but in such manner as will not materially interfere with the conduct of business of the Company (except as contemplated by this Agreement), to all of the Assets, properties, books and records (including for the avoidance of doubt, the member minutes), Contracts, Facilities, audit and Tax work papers, information systems and computer networks, and payroll records of the Company (including access to the Oil and Gas Properties to conduct an environmental and regulatory assessment (the “Environmental Diligence Review”), if requested by Buyer, pursuant to Section 6.01 below), to any of the officers, members, personnel and professional advisors of the Company and to any of the material suppliers, operators, partners and customers of the Company and shall, upon reasonable request, furnish promptly to Buyer a copy of any file, book, record, Contract, Permit, correspondence, or other written information, document or data concerning the Company (or any of their respective assets) that is within the possession of the Company; provided, however, Buyer shall repair any damages to the Assets resulting from such inspections and BUYER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER AND ITS PARTNERS, SUBSIDIARIES AND AFFILIATES AND ITS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS FROM AND AGAINST ANY AND ALL LOSSES OR CAUSES OF ACTION ARISING FROM THE INSPECTION OF THE ASSETS BY BUYER OR ITS CONTRACTORS, AGENTS, CONSULTANTS OR REPRESENTATIVES, INCLUDING, WITHOUT LIMITATION, CLAIMS FOR PROPERTY DAMAGES, PERSONAL INJURIES OR DEATH, UNLESS SUCH LOSSES OR CAUSES OF ACTION ARE CAUSED BY THE COMPANY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 4.04         Pre-Closing Covenants and Agreements of Buyer. Buyer covenants and agrees with Seller that Buyer shall maintain its status as a limited partnership and shall assure that as of the Closing Date it will not be under any material partnership or contractual restriction that would prohibit or delay the timely consummation of the transaction contemplated herein.

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Section 4.05         Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, then Seller shall promptly notify the Buyer in writing and shall disclose only that portion of such information which the Seller is advised by its counsel in writing is legally required to be disclosed, provided that the Seller shall use its reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 4.06         Governmental Approvals and Consents.

(a)          Each Party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such Party or any of its Affiliates; and (ii) use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)          Without limiting the generality of the Parties’ undertakings pursuant to subsection (a) above, each of the Parties hereto shall use all reasonable best efforts to:

(i)          respond to any inquiries by any Governmental Authority regarding any matters with respect to the transactions contemplated by this Agreement or any agreement or document contemplated hereby any Transaction Document;

(ii)         avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any agreement or document contemplated hereby; and

(iii)        in the event any Governmental Order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement or any agreement or document contemplated hereby has been issued, to have such Governmental Order vacated or lifted.

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(c)          If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing and Buyer waives such necessary consent, approval or authorization, Seller shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Seller shall use its reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if Seller provides such rights and benefits, the Company shall assume all obligations and burdens thereunder.

Section 4.07         Closing Conditions. From the date hereof until the Closing, each Party hereto shall use its commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 4.08         Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

Section 4.09         Resignations of Officers. Effective upon the Closing, all officers of the Company shall resign and the Company shall terminate their signature authority with respect to all Company bank accounts.

Section 4.10         Transaction Expenses. Seller shall take all actions necessary to ensure that the Company does not incur any fees or expenses in connection with the Transactions, including fees and expenses of counsel, advisors, brokers, investment banks, accountants, actuaries or experts engaged by or on behalf of the Seller. To the extent that the Company incurs any such expenses notwithstanding the foregoing commitment, the Seller shall indemnify and hold harmless the Company from such expenses, and shall promptly reimburse the Company for the same.

Section 4.11         Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE V
Title Matters

Section 5.01         Title Due Diligence. From the date hereof until no later than three (3) days prior to the Closing Date, Buyer may conduct, at its sole cost, such title examinations and investigations (the “Title Diligence Review”) as it may in its sole discretion choose to conduct to determine if any Title Defects exist.

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Section 5.02         Definitions.

(a)          The term “Title Defect” as used herein shall mean any encumbrance or defect in Company’s title to the Leases that renders Company’s title to the Leases to be less than Defensible Title.

(b)          The term “Defensible Title” shall mean such title held by each Company on the Effective Time which, except for and subject to the Permitted Encumbrances: (i) entitles Company to receive its ownership share as to each Oil and Gas Property of not less than the Net Revenue Interest set forth on Schedule 2.13(b) of the Products produced and saved from such Oil and Gas Property for the life of such Oil and Gas Property; (ii) entitles Company to the number of Net Acres for an Oil and Gas Property as is set forth for such Oil and Gas Property on Schedule 2.13(b)(1); (iii) obligates Company to bear its ownership share of costs and expenses relating to the drilling, maintenance, development, operation and plugging and abandonment of an Oil and Gas Property in an amount not greater than the Working Interest set forth on Schedule 2.13(b) for such Oil and Gas Property (unless there is a proportionate increase in the corresponding Net Revenue Interest) for the life of such Oil and Gas Property; and (iv) is free and clear of liens, encumbrances and defects.

(c)          The term “Permitted Encumbrances”, as used herein, means:

(i)          lessors' royalties, overriding royalties, unitization and pooling designations and agreements, reversionary interests and similar burdens that do not reduce the Net Revenue Interest for any Oil and Gas Property below that shown on Schedule 2.13(b) for such Oil and Gas Property or increase the Working Interest for any Oil and Gas Property above that set forth on Schedule 2.13(b) for such Oil and Gas Property without a proportionate increase in the corresponding Net Revenue Interest;

(ii)         third party consents required for the transfer of the Membership Interests and/or change of control over the Oil and Gas Properties which (A) are obtained prior to the Closing, (B) are not Hard Consents, or (C) are required consents, notices to, filings with or other actions by governmental entities which are customarily obtained post-Closing;

(iii)        preferential rights to purchase all or any portion of the Oil and Gas Properties that are not triggered by the Transactions;

(iv)        easements, rights-of-way, servitudes, licenses and permits on, over, across or in respect of any of the Oil and Gas Properties not materially interfering with the operation, exploration, development, value or use of any Assets;

(v)         materialmen's, mechanics', repairmen's, employees', contractors', operators', tax and other similar liens or charges arising in the ordinary course of business incidental to the construction, maintenance or operation of any of the Oil and Gas Properties (A) if they have not been filed pursuant to law, or (B) if filed, they have not yet become due and payable and payment; and

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(vi)        any other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects or irregularities of any kind whatsoever affecting the Oil and Gas Assets that (X) do not materially reduce the value of or materially interfere with the use, ownership or operation of the Oil and Gas Assets subject thereto or affected thereby, (Y) would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties, (Z) do not prevent Company from receiving the proceeds of production, and (iv) do not operate to: (A) reduce the Net Revenue Interest for any Oil and Gas Property below that set forth on Schedule 2.13(b) for such Oil and Gas Property; (B) increase the Working Interest for any Oil and Gas Property above that set forth on Schedule 2.13(b) for such Oil and Gas Property without a proportionate increase in the corresponding Net Revenue Interest; or (C) reduce the number of Net Acres for an Oil and Gas Property below the number of Net Acres set forth for such Oil and Gas Property on Schedule 2.13(b)(1).

(d)          The term “Title Benefit” as used herein shall mean any condition that (i) entitles Company to receive as to an Oil and Gas Property set forth in Schedule 2.13(b) a greater Net Revenue Interest than that set forth on Schedule 2.13(b) for such Oil and Gas Property; (ii) obligates Company to bear costs and expenses relating to the drilling, maintenance, development and operation and plugging and abandonment of an Oil and Gas Property in an amount less than the Working Interest set forth in Schedule 2.13(b) for such Oil and Gas Property, unless there is a proportionate decrease in the corresponding Net Revenue Interest; or (iii) entitles Company to more Net Acres in an Oil and Gas Property than those set forth for such Oil and Gas Property on Schedule 2.13(b)(1).

(i)          If the alleged Title Defect is based on owning a Net Revenue Interest in an Oil and Gas Property which is less than the Net Revenue Interest percentage necessary for the Company to have had Defensible Title in such Oil and Gas Property, then a downward adjustment to the Purchase Price shall be calculated by multiplying the Allocated Value set forth on Schedule 2.13(b) for such Oil and Gas Property by a fraction, the numerator of which is an amount equal to the Net Revenue Interest percentage necessary for the Company to have had Defensible Title to such Oil and Gas Property, less the Net Revenue Interest to which the Company is actually entitled taking such Title Defect into account, and the denominator of which is the Net Revenue Interest percentage necessary for the Company to have had Defensible Title to such Oil and Gas Property.

(ii)         If the Title Defect is based on owning fewer Net Acres in an Oil and Gas Property than those represented on Schedule 2.13(b)(1), then the downward adjustment to the Purchase Price shall be calculated by multiplying the Allocated Value set forth for such Net Acres on Schedule 2.13(b)(1), by a fraction, the numerator of which is the number of Net Acres shown on Schedule 2.13(b)(1), for such Oil and Gas Property minus the actual Net Acres owned within such Oil and Gas Property taking such Title Defect into account, and the denominator of which is the number of Net Acres shown on Schedule 2.13(b)(1), for such Oil and Gas Property.

(iii)        If the Title Defect is based on a lien upon an Oil and Gas Property that is liquidated in amount, then the adjustment is the lesser of the amount necessary to remove such lien from the affected Oil and Gas Property or the Allocated Value of the affected Oil and Gas Property.

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(iv)        If the Title Defect is based on an obligation, burden or liability upon a Property for which the Buyer’s economic detriment is not liquidated but can be estimated with reasonable certainty, then, subject to the other provisions hereof, the adjustment is the lesser of the amount necessary to compensate Buyer for the adverse economic effect on the affected Oil and Gas Property or the Allocated Value of the affected Oil and Gas Property.

Section 5.03         Title Defect Adjustments. Buyer shall give Seller written notice of any Title Defects alleged by Buyer at least three (3) days prior to the Closing Date. Such notice (a “Defect Notice”) shall be in writing and shall include: (i) a description of each Title Defect; (ii) the Allocated Value of the Properties affected by each Title Defect; (iii) the amount by which Buyer believes the Allocated Value of each of such Properties has been reduced because of each Title Defect, and (iv) documentation or other evidence reasonably supporting Buyer's assertion of each Title Defect and the reduction in Allocated Value asserted pursuant to the preceding clause (iii) with respect thereto. Buyer shall be deemed to have waived all Title Defects of which Seller has not been given timely notice and all Title Defects that, individually or in the aggregate, do not meet the requirements set forth in Section 5.03(a) and 5.03(b). All adjustments to the Purchase Price based on Title Defects will be based on the Allocated Values attributable to the affected Properties. Upon timely delivery of a Defect Notice under this Section 5.03, Buyer and Seller will in good faith negotiate the validity of the Title Defect and the amount of any adjustment to the Purchase Price using the following criteria:

(a)           No action (including no adjustment to the Purchase Price) shall be required under this Article V in respect of any individual Title Defect unless the value of such Title Defect equals or exceeds a threshold of One Thousand Five Hundred Dollars ($1,500.00) with respect to an Oil and Gas Property. With respect to all Title Defects meeting such threshold, no action (including no adjustment to the Purchase Price) shall be required under this Article V except and only to the extent that the aggregate value of all such Title Defects and all timely asserted Adverse Environmental Conditions meeting the individual claim threshold set forth in Article VI, net of all Title Benefit Offsets, exceeds a deductible equal to one percent (1%) of the Purchase Price.

(b)          With respect to each Well or Lease affected by any Title Defect reported under this Article V , the Purchase Price shall be reduced by an amount (the “Title Defect Amount”) equal to the reduction in the Allocated Value for such Well or Lease caused by such Title Defect, as determined pursuant to Section 5.03.

Section 5.04         Title Benefit Offsets. Buyer shall promptly notify Seller of any Title Benefits identified by Buyer prior to the Closing, such notice to include a description of the Title Benefit and the Properties affected. Seller shall give Buyer written notice of any Title Benefits alleged by Seller at least ten (10) days prior to the Closing Date. Such notice (a “Benefit Notice”) shall be in writing and shall include: (i) a description of each Title Benefit; (ii) the Allocated Value of the Properties affected by each Title Benefit; (iii) the amount by which Seller believes the value of each of such Properties has been increased because of each Title Benefit, and (iv) documentation or other evidence reasonably supporting Seller’s assertion of each Title Benefit and the increase in value asserted pursuant to the preceding clause (iii) with respect thereto. The upward adjustment to the Purchase Price in respect of each Title Benefit shall be determined in the same manner as provided in Section 5.03 with respect to Title Defects. Seller shall be deemed to have waived all Title Benefits of which Buyer has not been given timely notice and all Title Benefits that do not meet the requirements set forth in this Section 5.04. Subject to the proviso of the following sentence and to the final sentence of this Section 5.04, in the event of a Title Benefit, Buyer and Seller shall agree upon the adjustment to the Purchase Price with respect to such Title Benefit (a “Title Benefit Offset”). All Title Benefit Offsets shall be netted against the value of the Title Defects and Adverse Environmental Conditions as provided in Sections 5.03 and 6.03. Upon a timely delivery of a Benefit Notice under this Section 5.04, Buyer and Seller will in good faith negotiate the validity of the claim and the amount of any adjustment to the Purchase Price; provided that, no action (including no adjustment to the Purchase Price) shall be required under this Section 5.04 in respect of any individual Title Benefit unless the value of such Title Benefit Offset equals or exceeds a threshold of One Thousand Five Hundred Dollars ($1,500.00) with respect to an Oil and Gas Property. With respect to all Title Benefits meeting such threshold, no action (including no adjustment to the Purchase Price) shall be required under this Article V except and only to the extent that the aggregate value of all such Title Benefits meeting the individual claim threshold set forth in this Article V, net of all Title Defects and timely asserted Adverse Environmental Conditions, exceeds a deductible equal to one percent (1%) of the Purchase Price.

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Section 5.05         Limitations. THIS ARTICLE 5 SHALL BE THE SOLE AND EXCLUSIVE REMEDY AND RIGHT OF RECOVERY THAT BUYER SHALL HAVE AGAINST SELLER WITH RESPECT TO SELLER'S TITLE TO THE OIL AND GAS PROPERTIES.

ARTICLE VI
Environmental Matters.

Section 6.01         Environmental Due Diligence. From the date hereof until no later than three (3) days prior to the Closing Date, Buyer may determine, through the Environmental Diligence Review, subject to the requirements of this Article VI, if any Adverse Environmental Conditions exist. For avoidance of doubt, the Environmental Diligence Review (a) shall be treated as confidential and Buyer and its Representatives shall be prohibited from disclosing any violations of applicable Environmental Law or any other findings to anyone unless required by Environmental Law, including any Governmental Authority with applicable jurisdiction unless the Closing occurs and until after the Closing occurs and (b) provided that Buyer provides to the Company (i) advance written notice of its intent to conduct the Environmental Diligence Review that includes a list of the Oil and Gas Properties that will be assessed and a copy of the scope of such assessment, (ii) the opportunity for an in-house Representative or third party Representative (such as an environmental consultant) of the Company to observe the Environmental Diligence Review and to split any soil, groundwater or other media samples collected by Buyer’s Representative, and (iii) proof that Buyer or Buyer’s Representative who is performing the Environmental Diligence Review for Buyer has adequate insurance to cover any potential damages or other liabilities to the subject property or any Person, and on which the Company is named as additional insureds. Upon the request of the Company, Buyer will promptly provide a copy of the results of such assessment and any and all reports that document the assessment.

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Section 6.02         Definitions.

(a)          The term “Adverse Environmental Condition” means any condition of the Assets which is not in compliance with applicable Environmental Law.

(b)           The term “Environmental Law” means all Laws, statutes, ordinances, rules and regulations of any Governmental Authority pertaining to protection of the environment in effect as of the Effective Time and as interpreted by court decisions or administrative orders as of the Effective Time in the jurisdiction in which such Oil and Gas Property is located. Environmental Law does not include good or desirable operating practices or standards that may be employed or adopted by other oil or gas well operators or merely recommended, but not required, by a Governmental Authority.

Section 6.03         Adverse Environmental Condition Adjustments.

(a)          Buyer shall give Seller written notice of any Adverse Environmental Conditions alleged by Buyer at least three (3) days prior to the Closing Date. Such notice shall be in writing and shall include: (i) a description of each Adverse Environmental Condition; (ii) the Allocated Value of the Properties affected by each Adverse Environmental Condition; (iii) the expenditures that Buyer estimates will be required to place the Assets affected by each Adverse Environmental Condition into compliance with applicable Environmental Law, and (iv) documentation or other evidence reasonably supporting Buyer’s assertion of each Adverse Environmental Condition and the expenditures provided pursuant to the preceding clause (iii) with respect thereto. Buyer shall be deemed to have waived all Adverse Environmental Conditions of which Seller has not been given timely notice hereunder and all Adverse Environmental Conditions that do not meet the requirements set forth in Section 6.03(b). All adjustments to the Purchase Price based on Adverse Environmental Conditions will be based on Allocated Values attributable to the affected Properties. Upon a timely delivery of a notice of an Adverse Environmental Condition under this Section 6.03, Buyer and Seller will in good faith negotiate the validity of the claim and the amount of any adjustment to the Purchase Price using the following criteria:

(b)          Subject to Section 6.03(a) above, no action (including no adjustment to the Purchase Price) shall be required under this Article VI in respect of any individual Adverse Environmental Condition existing on an Oil and Gas Property unless the value of such Adverse Environmental Condition equals or exceeds a threshold of Twenty Thousand Dollars ($20,000.00) with respect to an Oil and Gas Property. With respect to all Adverse Environmental Conditions meeting such threshold, no action (including no adjustment to the Purchase Price) shall be required under this Article VI except and to the extent that the aggregate value of all such Adverse Environmental Conditions and all timely asserted Title Defects meeting the individual claim threshold set forth in this Article VI and Article V, net of all Title Benefit Offsets, exceeds a deductible equal to one percent (1%) of the Purchase Price.

(c)          With respect to each Well or Lease affected by any Adverse Environmental Condition reported under this Article VI, the Purchase Price shall be reduced by an amount (the “Environmental Defect Amount”) equal to the reduction in the Allocated Value for such Well or Lease caused by such Adverse Environmental Condition, as determined pursuant to this Section 6.03.

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Section 6.04         Limitations. THIS ARTICLE VI SHALL BE THE SOLE AND EXCLUSIVE REMEDY AND RIGHT OF RECOVERY THAT BUYER SHALL HAVE AGAINST SELLER WITH RESPECT TO ANY ADVERSE ENVIRONMENTAL CONDITIONS.

ARTICLE VII

Conditions to Closing

Section 7.01         Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing, of each of the following conditions:

(a)          No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)          CGAS Properties, L.P., and EnerVest Institutional Fund XI-A, L.P. and EnerVest Energy Institutional Fund XI-WI, L.P., shall have contemporaneously closed on the transactions contemplated by that certain Purchase and Sale Agreement dated of even date herewith among EnerVest Institutional Fund XI-A, L.P. and EnerVest Energy Institutional Fund XI-WI, L.P., as Sellers, and CGAS Properties, L.P., as Buyer (the “Fund XI Purchase and Sale Agreement”).

Section 7.02         Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)          The representations and warranties of each Seller Party and the Company contained in this Agreement, and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)          Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)          No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

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(d)          From the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Company, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect on the Company.

(e)          The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

(f)          Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Seller Party and a duly authorized officer of the Company, that each of the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(d) have been satisfied.

(g)          Buyer shall have received a certificate of the Secretary (or equivalent officer) of each Seller Party and a certificate of the Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the governing body of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(h)          Seller shall have delivered to Buyer a Secretary’s certificate of the Company certifying as to (i) the Certificate of Formation and any Certificates of Amendment of the Company (certified by the Secretary of State of Texas within five Business Days of Closing), (ii) the Amended and Restated Regulations of the Company; (iii) the resolutions of the members of the Company authorizing the Transactions and (iv) the incumbency of the officers executing documents or instruments on behalf of the Company.

(i)          Seller shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized.

(j)          Seller and the Company shall have delivered to Buyer the written resignations of the officers of the Company and evidence that the officer’s signature authority with respect to Company bank accounts has been revoked.

(k)          Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(l)          The combined aggregate Title Defect Amount and the Environmental Defect Amount, net of all Title Benefit Offsets, shall not exceed twenty-five percent (25%) of the Purchase Price.

(m)          Buyer shall have completed its Title Diligence Review, provided however that Buyer shall have until September 24, 2015 to complete its Title Diligence Review, and in the event that Buyer has not completed its Title Diligence Review by said date, then Buyer shall have waived this condition in its entirety.

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(n)          Buyer shall have completed its Environmental Diligence Review, provided however that Buyer shall have until September 24, 2015 to complete its Environmental Diligence Review, and in the event that Buyer has not completed its Environmental Diligence Review by said date, then Buyer shall have waived this condition in its entirety.

(o)          Seller and the Company shall have delivered evidence, reasonably satisfactory to Buyer, that EnerVest Energy Institutional Fund XI-B, L.P. has relinquished any rights it has to a net profits overriding royalty interest or similar interest with respect to the Assets and that it shall have no such further rights with respect to the Assets.

Section 7.03         Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)          The representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)          Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)          No Action shall have been commenced against Buyer, Seller or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)          The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Seller.

(e)          Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

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(f)          Seller shall have received a certificate of the Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the governing body of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(g)          Seller shall have received a certificate of the Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(h)          Buyer shall have delivered to Seller a good standing certificate (or its equivalent) for the Buyer from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Buyer is organized.

(i)          Buyer shall have delivered to Seller the Preliminary Purchase Price.

(j)          Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII
Closing

Section 8.01         Transactions to be Effected at the Closing.

(a)          At the Closing, Buyer shall deliver:

(i)          to the Seller, the Preliminary Purchase Price (after giving effect to the Deposit, which shall be delivered to Seller from the joint control account at the Deposit Bank in accordance with Section 1.04), by wire transfer in immediately available federal funds; and

(ii)         the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(b)          At the Closing, Seller shall deliver to Buyer:

(i)          the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 8.01 of this Agreement.

Section 8.02         Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Membership Interests contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., Central Time, on or before October 1, 2015 (the “Target Closing Date”), at the offices of Seller in Houston, Texas. The date on which the Closing occurs shall be referred to herein as the “Closing Date”).

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Section 8.03         Withholding Tax. Buyer shall be entitled to deduct and withhold and pay over to the applicable taxing authority from the Purchase Price all Taxes that Buyer may be required to deduct and withhold and pay over to an applicable taxing authority under any provision of Tax Law. Any amounts of Tax that are withheld and paid over to the applicable taxing authority for the account of Seller in accordance with this Section 8.03 shall be treated as delivered to Seller hereunder.

ARTICLE IX
Obligations After Closing

Section 9.01         Post-Closing Adjustment Procedure. As soon as reasonably practicable, but no later than ninety (90) days after the Closing Date, Seller shall deliver to Buyer a final settlement statement (the “Final Settlement Statement”) setting forth each adjustment to the Purchase Price required under Section 1.05. Seller shall make available the necessary records to permit Buyer to conduct an audit of the Final Settlement Statement during the forty-five (45) day period commencing on the date the Final Settlement Statement is delivered to Buyer (the “Audit Period”). As soon as reasonably practicable, but no later than the end of the Audit Period, Buyer may deliver to Seller a written report containing any changes Buyer proposes to such statement. Any matters covered by the Final Settlement Statement as delivered by Seller to which Buyer fails to object in the written report shall be deemed correct and shall be final and binding on the Parties and not subject to further review, audit or arbitration. The undisputed amounts (net of any amounts in dispute) will be paid or collected promptly in cash only. The Parties agree to negotiate in good faith to resolve any disputes relating to items in the Final Settlement Statement and shall meet no later than fifteen (15) days after Seller receives Buyer's written report to attempt to agree on any adjustments to the Final Settlement Statement. If the Parties fail to agree on final adjustments within that fifteen (15) day period, either Party may submit the disputed items, no later than the thirtieth (30th) day following the expiration of such fifteen (15) day period, to KPMG or another nationally-recognized, United States-based accounting firm on which the Parties agree in writing (the “Accounting Referee”). The Parties shall direct the Accounting Referee to resolve the disputes within thirty (30) days after its receipt of relevant materials pertaining to the dispute. The Accounting Referee shall act as an expert for the limited purpose of determining the specific disputed matters submitted by either Party and may not award damages or penalties to either Party with respect to any matter. Seller and Buyer shall share equally the Accounting Referee's fees and expenses. The Final Settlement Statement, whether as agreed between the Parties or as determined by a decision of the Accounting Referee, shall be binding on and non-appealable by the Parties and not subject to further review, audit or arbitration. Payment by Buyer or Seller, as applicable, for any disputed amount on the Final Settlement Statement shall be made within five (5) Business Days after the earlier of (i) the date such amount is agreed, or deemed agreed, by the Parties and (ii) the date the Parties receive the Accounting Referee's decision (such earlier date being the “Final Settlement Date”).

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Section 9.02         Allocation of Revenues. Without duplication from Section 1.05(a)(iii) or Section 1.05(b)(ii), Seller shall be entitled to all operating revenues (and related accounts receivable) attributable to the Assets to the extent the foregoing relate to the period of time prior to the Effective Time and Buyer shall be entitled to all operating revenues (and related accounts receivable) attributable to the Assets to the extent the foregoing relate to the period of time from and after the Effective Time. Except for amounts accounted for in connection with the Preliminary Settlement Statement or the Final Settlement Statement, (a) if Buyer receives any funds to which Seller is entitled following the Closing, then Buyer shall promptly, and in no event more than thirty (30) days after receipt, deliver such funds to Seller and (b) if Seller receives any funds to which Buyer is entitled following the Closing, then Seller shall promptly, and in no event more than thirty (30) days after receipt, deliver such funds to Buyer.

Section 9.03         Files and Records. As soon as practicable, but in any event within two (2) days after the Closing Date, Seller shall deliver all books and records of the Company described in Section 2.22 as well as the Oil and Gas Records and any other of the Company’s books and records (collectively, “Records”) to Buyer. Seller shall furnish originals of paper files to the extent they are maintained in the normal course of business. If any related file information is maintained as imaged documents, this data will be delivered to Buyer on CD format for Buyer to print the documents or load to an imaging system. Seller, at its sole cost, shall have the right to make copies of all Records delivered to Buyer. Buyer shall retain, or shall cause its assigns to retain, the Records and make them available to Seller for seven (7) full calendar years following the Closing Date, in Buyer's office during normal business hours. If Buyer desires to destroy any portion of the Records within such seven (7) year period, it shall notify Seller prior to such destruction and provide Seller an opportunity to take possession of the Records to be destroyed, at Seller's expense. Any assignment by Buyer of the Assets shall be made expressly subject to the foregoing record retention requirements.

ARTICLE X
Indemnification Matters

Section 10.01         Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until 5:00 p.m. Central Time on December 31, 2015 (the “Survival Date”); provided, that the representations and warranties in Section 2.01, Section 2.02, Section 2.03, Section 2.04, Section 2.06, Section 3.01 and Section 3.03 shall survive indefinitely, and the representations and warranties in Section 2.20 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. BUYER EXPRESSLY AGREES TO ASSUME RESPONSIBILITY FOR AND AGREES TO PAY, PERFORM, FULFILL AND DISCHARGE ALL CLAIMS, COSTS, EXPENSES, LIABILITIES AND OBLIGATIONS ACCRUING OR RELATING TO OWNING, DEVELOPING, EXPLORING, OPERATING AND MAINTAINING THE OIL AND GAS ASSETS, WHETHER RELATING TO PERIODS BEFORE OR AFTER THE EFFECTIVE TIME, INCLUDING, WITHOUT LIMITATION, ALL ENVIRONMENTAL CLAIMS, WHETHER ARISING OR ACCRUING BEFORE OR AFTER THE EFFECTIVE TIME, REGARDLESS OF THE NEGLIGENCE OR STRICT LIABILITY OF SELLER. AS USED HEREIN, “ENVIRONMENTAL CLAIMS” MEANS ALL CLAIMS OR DEMANDS, INCLUDING, WITHOUT LIMITATION, CLAIMS FOR PROPERTY DAMAGE, PERSONAL INJURY, WRONGFUL DEATH, AND NATURAL RESOURCE DAMAGE ARISING (OR ALLEGED TO ARISE) FROM OR RELATED TO ADVERSE ENVIRONMENTAL CONDITIONS WITH RESPECT TO THE OIL AND GAS ASSETS OR OTHERWISE RELATING TO THE DISPOSAL, RELEASE, DISCHARGE OR EMISSION IN, ON, UNDER OR FROM THE OIL AND GAS ASSETS OF HYDROCARBONS, HAZARDOUS SUBSTANCES, HAZARDOUS WASTES, HAZARDOUS MATERIALS, SOLID WASTES, OR POLLUTANTS; provided that, for the period of time after Closing and ending on the Survival Date, Seller retains and agrees to pay, discharge or perform, as appropriate, when due and payable or otherwise in accordance with the relevant governing documents, the following Liabilities of the Company related to the Company's ownership and operation prior to Closing: (i) Liabilities resulting from unpaid royalties with respect to the Oil and Gas Assets, (ii) Liabilities for Taxes (including but not limited to severance and production taxes) and (iii) Liabilities for trade payables or Indebtedness.

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Section 10.02         Indemnification By Seller.

(a)          Subject to the other terms and conditions of this Article X, Seller shall indemnify and defend each of Buyer and its Affiliates, including the Company, and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(i)          any inaccuracy in or breach of any of the representations or warranties of Seller or the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller or the Company pursuant to this Agreement (other than in respect of Section 2.09, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article XI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(ii)         any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or the Company pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article XI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article XI).

(b)          for purposes of this Article X, any breach or inaccuracy of the Company’s or the Seller Party’s representations and warranties shall be determined without giving effect to any qualification as to materiality (including the words “material” or “Material Adverse Effect”) or knowledge (including the phrase “Seller Party’s Knowledge”).

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(c)          Notwithstanding any other provision of this Article X, Seller and the Company shall not have any obligation to Buyer and its Affiliates pursuant to the provisions of this Section 10.02 based on any alleged Title Defect that is discovered by Buyer after Closing, nor for any notice related to any Title Defect that is delivered to Seller after the Closing.

Section 10.03         Indemnification By Buyer. Subject to the other terms and conditions of this Article X, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives ((which shall exclude the Company and its Representatives) (collectively, the “Seller Indemnitees”)) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than Article XI, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article XI).

Section 10.04         Certain Limitations. The indemnification provided for in Section 10.02 and Section 10.03 shall be subject to the following limitations:

(a)          Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 10.02(a)(i) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 2.01, Section 2.02, Section 2.03, Section 2.04, and Section 2.06 (the “Buyer Basket Exclusions”)), until the aggregate amount of all Losses in respect of indemnification under Section 10.02(a) (other than those based upon, arising out of, with respect to or by reason of the Buyer Basket Exclusions) exceeds Two Hundred Fifty Thousand Dollars ($250,000.00), in which event Seller shall be required to pay or be liable for all such Losses exceeding Two Hundred Fifty Thousand Dollars ($250,000.00). Notwithstanding anything to the contrary contained herein, Seller’s aggregate liability under this Agreement in respect of breaches of its representations and warranties contained herein (excluding the Buyer Basket Exclusions), shall not exceed twenty-five percent (25%) of the Purchase Price (the “Cap”), but the Cap shall not apply to any claims for indemnification based upon any Buyer Basket Exclusion or any breach of Seller’s or the Company’s covenants herein.

(b)          Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 10.03(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01 and Section 3.03 (the “Seller Basket Exclusions”) until the aggregate amount of all Losses in respect of indemnification under Section 10.03(a) (other than those based upon, arising out of, with respect to or by reason of the Seller Basket Exclusions) exceeds Two Hundred Fifty Thousand Dollars ($250,000.00), in which event Seller shall be required to pay or be liable for all such Losses exceeding Two Hundred Fifty Thousand Dollars ($250,000.00). Notwithstanding anything to the contrary contained herein, Buyer’s aggregate liability under this Agreement in respect of all breaches of its representations, warranties and covenants contained herein shall not exceed twenty-five percent (25%) of the Purchase Price.

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Section 10.05         Indemnification Procedures. The Party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a)          Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 10.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 10.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 4.07) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b)          Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 10.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 10.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)          Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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(d)          Cooperation. Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

(e)          Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 2.09 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article XI) shall be governed exclusively by Article XI hereof.

Section 10.06         Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article X, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The Parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to the date such payment has been made at a rate per annum equal to the U.S. federal prime rate plus two percent (2%). Such interest shall be calculated daily on the basis of a three hundred sixty-five (365) day year and the actual number of days elapsed, without compounding.

Section 10.07         Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to Purchase Price for Tax purposes, unless otherwise required by Law.

Section 10.08         Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 10.09         Exclusive Remedies. Subject to Section 13.11, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or intentional or willful misconduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article XI and this Article X. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article XI and this Article X. Nothing in this Section 10.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Person’s fraudulent, criminal or intentional or willful misconduct.

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ARTICLE XI
Tax Matters

Section 11.01         Tax Covenants.

(a)          Without the prior written consent of Buyer, Seller (and, prior to the Closing, the Company and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax Liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period. Seller agrees that Buyer is to have no Liability for any Tax resulting from any action of Seller, the Company or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

(b)          All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c)          Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. If Seller objects to any item on any such Tax Return, it shall, within ten (10) days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within ten (10) days after receipt by Buyer of such notice, the disputed items shall be resolved by the Accounting Referee and any determination by the Accounting Referee shall be final. The Accounting Referee shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Accounting Referee is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Accounting Referee’s resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer and Seller. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

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Section 11.02         Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company, Seller nor any of Seller’s Affiliates and their respective Representatives shall have any further rights or Liabilities thereunder.

Section 11.03         Tax Indemnification. Seller shall indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 2.09; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article XI; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by Contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. Seller shall reimburse Buyer for any Taxes of the Company that are the responsibility of Seller pursuant to this Section 11.03 within ten (10) Business Days after payment of such Taxes by Buyer or the Company.

Section 11.04         Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)          in the case of Taxes based upon, or related to, income or receipts, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)          in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 11.05         Contests. Buyer agrees to give written notice to Seller of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Article XI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Seller shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller.

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Section 11.06         Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article XI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other Party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other Party with reasonable written notice and offer the other Party the opportunity to take custody of such materials.

Section 11.07         Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article XI shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

Section 11.08         Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 2.09 and this Article XI shall survive until the Survival Date. In this connection, any claims asserted by Buyer with reasonable specificity (to the extent known at such time) and in writing by notice to Seller prior to the Survival Date, shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 11.09         Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article XI, the provisions of this Article XI shall govern.

ARTICLE XII
Termination

Section 12.01         Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing as follows:

(a)          by the mutual written consent of Seller and Buyer;

(b)          by Buyer by written notice to Seller if:

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(i)          Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller or the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller or the Company within ten (10) days of Seller’s receipt of written notice of such breach from Buyer; or

(ii)         if the Closing has not occurred by the Target Closing Date (provided that Buyer is not at the time of such termination in material breach of any of its representations, warranties or covenants under this Agreement); or

(iii)        any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Target Closing Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)          by Seller by written notice to Buyer if:

(i)          Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from Seller; or

(ii)         if the Closing has not occurred by the Target Closing Date (provided that Seller is not at the time of such termination in material breach of any of its representations, warranties or covenants under this Agreement); or

(iii)        any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Target Closing Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)          by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 12.02         Effect of Termination. In the event of termination of this Agreement in accordance with this Agreement, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except:

(a)          as set forth in this Article XII and Section 4.08 and Article XIII hereof; and

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(b)          that nothing herein shall relieve any Party hereto from liability for any willful breach of any provision hereof.

Section 12.03         Termination Damages.

(a)          If all of the conditions precedent to the obligations of Buyer hereunder have been met, the transactions contemplated hereby are not consummated on or before the Target Closing Date because of Buyer’s failure to perform any of its material obligations hereunder or Buyer’s material breach of any representation herein, Seller has performed all of its material obligations hereunder and has not breached any of its representations herein, and Seller is ready, willing and able to close the transactions contemplated hereby, then Seller shall have the option to terminate this Agreement, in which case, within three (3) Business Days after the event giving rise to such termination, Seller shall be entitled to receive the Deposit, plus any interest accrued thereon, from the Deposit Bank, free of any claims by Buyer with respect thereto, as liquidated damages on account of Buyer’s failure to perform its obligations hereunder, which remedy shall be the sole and exclusive remedy available to Seller for Buyer’s failure to perform. Buyer and Seller acknowledge and agree that (i) Seller’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (ii) the Deposit, plus any interest accrued thereon, is a reasonable estimate of such actual damages and (iii) such liquidated damages do not constitute a penalty. Notwithstanding the foregoing, in the event that the transactions contemplated hereby are not consummated on or before the Target Closing Date as a result of the conditions set forth in Section 7.01(b) not having been satisfied, Seller shall not be entitled to receive the Deposit, plus any interest accrued thereon, from the Deposit Bank, and instead Buyer shall be entitled to receive the Deposit, plus any interest accrued thereon, from the Deposit Bank, free of any claims by Seller with respect thereto.

(b)          If all of the conditions precedent to the obligations of Seller hereunder have been met, the transactions contemplated hereby are not consummated on or before the Target Closing Date because of Seller’s failure to perform any of its material obligations hereunder or Seller’s breach of any representation herein, Buyer has performed all of its material obligations hereunder and has not breached any of its representations herein, and Buyer is ready, willing and able to close the transactions contemplated hereby, then Buyer shall have the option to (i) terminate this Agreement, in which case, within three (3) Business Days after the event giving rise to such termination, Buyer shall be entitled to receive the Deposit, plus any interest accrued thereon, from the Deposit Bank, free of any claims by Seller with respect thereto, and Buyer shall be entitled to receive the Deposit (as defined therein) under the Fund XI Purchase and Sale Agreement, plus any interest accrued thereon, from the Deposit Bank (as defined therein), free of any claims by Seller with respect thereto or (ii) seek specific performance.

(c)          If this Agreement is terminated for any reason other than as set forth in Section 12.03(a) or Section 12.03(b), then within three (3) Business Days after the event giving rise to such termination, Buyer shall be entitled to receive the Deposit, plus any interest accrued thereon, from the Deposit Bank, free of any claims by Seller with respect thereto.

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ARTICLE XIII
Miscellaneous

Section 13.01         Expenses. Except as set forth in Section 4.10, all fees, costs, and expenses incurred by either of the Parties in negotiating this Agreement or in consummating the transactions contemplated by this Agreement, whether or not the Closing shall have occurred, shall be paid by the Party incurring the same, including, without limitation, legal and accounting fees, costs and expenses.

Section 13.02         Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the eighth (8) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 13.02):

If to Seller:	EnerVest Energy Institutional Fund XI-A, L.P.
EnerVest Energy Institutional Fund XI-WI, L.P.
c/o EnerVest, Ltd.
1001 Fannin Street, Suite 800
Houston, Texas 77002
Attention: Mr. James M. Vanderhider
Telephone: (713) 659-3500
Facsimile: (713) 659-3556
Email: jvanderhider@enervest.net

with a copy to:	Reed Smith LLP
711 Main Street, Suite 1700
Houston, Texas 77002
Phone: (713) 469-3860
Attention: Gary C. Johnson, Esquire

If to Buyer:	EV Properties, L.P.
c/o EV Energy Partners, L.P.
1001 Fannin St., Suite 800
Houston, Texas 77002
Attention: Mr. Michael E. Mercer
Telephone: (713) 659-3500
Facsimile: (713) 659-3556
Email: mmercer@energypartners.com

with a copy to:	Haynes and Boone, LLP
1221 McKinney Street, Suite 2100
Houston, Texas 77010
Phone: (713) 547-2084
Attention: Bill Nelson, Esquire

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Section 13.03         Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 13.04         Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 13.05         Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 13.06         Entire Agreement. This Agreement and the other Transaction Documents constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 13.07         Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed).

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Section 13.08         No Third-Party Beneficiaries. Except as provided in Section 11.03 and Article X, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 13.09         Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 13.10         Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Texas.

(b)          ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF TEXAS IN EACH CASE LOCATED IN THE CITY OF HOUSTON AND COUNTY OF HARRIS, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.10(c).

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Section 13.11         Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 13.12         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

ARTICLE XIV
Definitions

Section 14.01         Definitions. The following terms, as used herein, have the meanings set forth below:

(a)          “Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

(b)          “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(c)          “Business Day” means a day, other than Saturday or Sunday, on which commercial banks are open for commercial business with the public in Houston, Texas.

(d)           “Code” means the Internal Revenue Code of 1986, as amended.

(e)          “Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

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(f)          “Encumbrances” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, provided however that an Encumbrance shall not include any restriction on transferability placed on any security pursuant to the application of the Securities Act.

(g)           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(h)          “Facility” means equipment, machinery, facilities, fixtures and other tangible personal property and improvements, including platforms, pipelines, tanks, tank batteries, gathering systems, compressors and Well equipment (both surface and subsurface) located on the other Oil and Gas Properties or used or held for use in connection with the operation of the other Oil and Gas Properties or the production, transportation or processing of Hydrocarbons from the Oil and Gas Properties.

(i)           “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

(j)          “Hard Consent” means any such consents have not been obtained, and (i) the failure to obtain such consent would cause the termination or loss of a contract or an Asset under the express terms thereof, (ii) the consent is required from a governmental authority, or (iii) Seller has been notified that the holder of any such consent right has rejected or will otherwise not grant such consent,

(k)          “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

(l)          “Indebtedness” of any Person means (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business, other than the current liability portion of any indebtedness for borrowed money); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by such Person).

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(m)           “Knowledge” means, with respect to any Person that is not an individual, the actual knowledge after due inquiry of such Person’s executive officers and all other officers and managers having responsibility relating to the applicable matter or, in the case of an individual, actual knowledge after due inquiry. Due inquiry shall be such inquiry that a similarly situated prudent Person would make using ordinary care prior to making such a representation or warranty.

(n)          “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(o)          “Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

(p)          “Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, Title Defect Amounts, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

(q)          “Material Adverse Effect” means a condition or occurrence that would have an adverse effect on the business of the Company, the Assets or the Membership Interests exceeding One Hundred Fifty Thousand Dollars ($150,000.00).

(r)          “Net Acres” means, as computed separately with respect to each Property, (a) the number of gross acres in the lands covered by such leasehold interest, multiplied by (b) the lessor’s interest in Products covered by such Property, multiplied by (c) the Seller’s undivided interest in such lease, provided that if items (b) and/or (c) vary as to different areas of such lands covered by such leasehold interest, a separate calculation shall be done for each such area.

(s)          “Net Revenue Interest” means, means the percentage share in all hydrocarbons produced from a Lease after the satisfaction of applicable lessor royalties, overriding royalties, oil payments and other payments out of or measured by the production of hydrocarbons from or under such Lease.

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(t)          “Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

(u)          “Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

(v)         “Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

(w)          “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

(x)          “Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

(y)          “Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(z)           “Securities Act” means the Securities Act of 1933, as amended.

(aa)         “Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document (including any related or supporting information) relating to Taxes payable by the Company or applicable to the Assets, including any schedule or attachment thereto, and including any amendment thereof.

(bb)         “Transaction Documents” means this Agreement and those documents referred to in Article VII of this Agreement.

(cc)         “Working Interest” means the percentage interest in a Lease and all rights and obligations of every kind and character pertinent thereto or arising therefrom, without regard to any valid lessor royalties, overriding royalties and other burdens against production, insofar as said interest in such Lease is burdened with the obligation to bear and pay the cost of exploration, development and operation.

Section 14.02         Definitions. The following terms shall have the meanings ascribed to them in the body of this Agreement as set forth below:

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Term	Section
Accounting Referee	§ 9.01
Adverse Environmental Condition	§ 6.02(a)
Agreement	Preamble
Allocated Value	§ 1.03
Assets	Exhibit A
Audit Period	§ 9.01
Benefit Notice	§ 5.04
Benefit Plans	§ 2.19
Buyer	Preamble
Buyer Basket Exclusions	§ 10.04(a)
Buyer Indemnitees	§ 10.02(a)
Cap	§ 10.04(a)
Closing	§ 8.02
Closing Date	§ 8.02
Company	Preamble
Defect Notice	§ 5.03
Defensible Title	§ 5.02(b)
Deposit	§ 1.04
Deposit Bank	§ 1.04
Direct Claim	§ 10.05(c)
Easements	Exhibit A
Effective Time	§ 1.02
Environmental Defect Amount	§ 6.03(b)
Environmental Diligence Review	§ 4.03
Environmental Law	§ 6.02(b)
Equipment	Exhibit A
Final Settlement Date	§ 9.01
Final Settlement Statement	§ 9.01
Fund XI Purchase and Sale Agreement	§ 7.01(b)
Indemnified Party	§ 10.05
Indemnifying Party	§ 10.05
Insurance Policies	§ 2.25
Leases	Exhibit A
Liabilities	§ 2.14
Material Adverse Effect	§ 10.02(b)

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Material Contracts	§ 2.16
Oil and Gas Assets	Exhibit A
Oil and Gas Contracts	§ 1.03
Oil and Gas Property(ies)	Exhibit A
Oil and Gas Records	Exhibit A
Operator Permits	§ 2.10
Overhead Cap	§ 1.05(b)(v)
Parties	Preamble
Party	Preamble
Permitted Encumbrances	§ 5.02(c)
Preliminary Purchase Price	§ 1.05(b)
Preliminary Settlement Statement	§ 1.05(b)
Production	Exhibit A
Products	Exhibit A
Purchase Price	§ 1.03
Seller Indemnitees	§ 10.03
Membership Interests	Recitals
Seller	Preamble
Straddle Period	§ 11.04(b)
Survival Date	§ 10.01
Target Closing Date	§ 8.02
Tax Claim	§ 11.05
Third Party Claim	§ 10.05(a)
Title Benefit	§ 5.02(d)
Title Benefit Offset	§ 5.04
Title Defect	§ 5.02(a)
Title Defect Amount	§ 5.03(b)
Title Diligence Review	§ 5.01
Wells	Exhibit A

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

ENERVEST ENERGY INSTITUTIONAL FUND XI-A, L.P.

ENERVEST ENERGY INSTITUTIONAL FUND XI-WI, L.P.

By:	EnerVest, Ltd.
Its General Partner

By:	EnerVest Management GP, L.C.
Its General Partner

By:	/s/ JAMES M. VANDERHIDER
James M. Vanderhider
Executive Vice President and Chief Financial Officer

COMPANY:

ENERVEST MESA, LLC

By	/s/ JAMES M. VANDERHIDER
James M. Vanderhider
President and Chief Executive Officer

BUYER:

EV PROPERTIES, L.P.

By: EV Properties GP, LLC
Its General Partner

By:	/s/ MICHAEL E. MERCER
Michael E. Mercer
President and Chief Executive Officer

[Exhibit A]